UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
February 20, 2007 (February 13, 2007)

Date of Report (Date of earliest event reported)
VNUS Medical Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50988	94-3216535

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
5799 Fontanoso Way
San Jose, California 95138
(408) 360-7200

(Address of principal executive offices including zip code and registrant’s telephone number,including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On February 13, 2007, the Compensation Committee of VNUS Medical Technologies, Inc. (the “Company”) completed its annual performance and compensation review of the Company’s executive officers. The following is a description of the compensation arrangements that were approved.
     Annual Base Salary
     The Compensation Committee approved changes in the base salaries of the Chief Executive Officer and the four next most highly compensated executive officers of the Company (the “Named Executive Officers”), effective as of January 1, 2007, as follows:

		New Base
Executive Officer	Title	Compensation
Brian E. Farley	President and Chief Executive Officer	$360,000

Timothy A. Marcotte	Chief Financial Officer and Vice President, Finance and Administration	$232,141

Scott H. Cramer (1)	Senior Vice President, U.S. Sales and Account Services	$215,270

Charlene A. Friedman	Vice President, General Counsel and Secretary	$237,179

Dennis Rosenberg	Vice President, Marketing and International Sales	$217,300

(1)	Mr. Cramer also will receive a car allowance of $900 per month during 2007.
Cash Bonus Plan for 2007
     On February 13, 2007, the Compensation Committee also approved bonus plans for the Named Executive Officers, and the other officers of the Company. The bonus plans are summarized below:
Officer Employees (Except Chief Executive Officer and Senior Vice President of U.S. Sales):

Percent of Year End
Quarterly Target Revenue	Base Salary
85%	0%
100%	14%

Annual Target Revenue
85%	0%
100%	6%
120% and above	additional 5%
     If actual results for any one or more of the performance measures falls between the performance levels shown above, the bonus will be prorated accordingly. For example, for every 1% of annual target revenue achieved over 100% of annual target revenue, the officer’s total bonus will be increased by .25% of his of her year end base salary.

Percent of Year End Base
Other Performance Criteria	Salary
Achieve Key Corporate Activity Goals(1)	2%
Achieve Operating Profit Goal	7%
Achieve Officer-Specific Goals	6%

(1)	This performance criteria is composed of the following elements: 1% of year end base salary for goals related to new product delivery goals and 1% of year end base salary for achieving certain customer satisfaction goals.
     The total bonus opportunity for officer employees (except the Chief Executive Officer and the Senior Vice President of U.S. Sales) is 40% of year end base salary.
Senior Vice President of U.S. Sales:

Quarterly Target Revenue	Bonus
85%	$ 0
100%	$20,000/quarter
For quarterly target revenue measures, the bonus will increase by 2% for every 1% over the target revenue, and bonus will decrease by 6.7% for every 1% below target revenue. The overachievement bonus opportunity for the Senior Vice President of U.S. Sales is not capped.

Other Performance Criteria	Bonus
Achieve Quarterly Operating Profit Goal	$3,000/quarter
Achieve Officer-Specific Goals	6% of base salary
Achieve Annual Revenue Goal	$13,000

Chief Executive Officer:

Annual Target Revenue	Percent of Year End Base Salary
85%	0%
100%	32%
120% and above	additional 5%
     If actual results for any one or more of the performance measures falls between the performance levels shown above, the bonus will be prorated accordingly. For example, for every 1% of annual target revenue achieved between 85% and 100% of annual target revenue, the Chief Executive Officer’s total bonus will be increased by 2.13% of his year end base salary.

Other Performance Criteria	Percent of Year End Base Salary
Achieve Key Corporate Activity Goals	6%
Achieve Operating Profit Goal	14%
Achieve Departmental and Officer Specific Goals	8%
The Compensation Committee also provided for an additional 5% of base salary bonus opportunity for successful completion of a materially beneficial business development agreement.
The total bonus opportunity for the Chief Executive Officer is 70% of his year end base salary.
Equity Incentive Grants
     On February 13, 2007, the Compensation Committee approved the award of the following incentive stock options and restricted stock units to the Named Executive Officers:

	Number of Shares of Common
	Stock Underlying Incentive Stock	Number of Restricted	Number of Performance Based
Executive Officer	Option(1)	Stock Units(2)	Restricted Stock Units (3)
Brian E. Farley	11,667	7,700	30,000
Timothy A. Marcotte	4,667	3,080	10,000
Scott H. Cramer	3,500	2,310	10,000
Charlene A. Friedman	4,667	3,080	10,000
Dennis Rosenberg	3,500	3,210	10,000
     All of the foregoing incentive stock options and restricted stock units were awarded pursuant to the VNUS Medical Technologies, Inc. Amended and Restated 2000 Equity Incentive Plan.

(1)	The vesting of each award of incentive stock options is at the rate of 1/48 per month for four years subject to continued employment by the Company.

(2)	The vesting of each award of restricted stock units is 25% per year for the next four years.

(3)	The vesting of each award of performance based restricted stock units is contingent upon the attainment during 2007 of Company financial goal achievement and certain individual performance goals for each executive officer. If the Compensation Committee determines that the executive officer met his or her individual goals during 2007, and that certain Company financial goals have been met, his or her restricted stock unit award will vest 25% on January 1, 2008, with an additional 25% vesting each January 1st for the next three years subject to continued employment by the Company. The individual performance goals of the Named Executive Officers is as follows: Mr. Farley’s goals relate to the attainment of certain business development and other transactions; Mr. Marcotte’s goals relate to the achievement of certain financial reporting goals; Mr. Cramer’s goals relate to the achievement of certain sales and marketing activities; Ms. Friedman’s goals relate to attaining certain favorable outcomes in pending litigation; and Mr. Rosenberg’s goals relate to the achievement of certain sales and marketing activities.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 20, 2007

VNUS MEDICAL TECHNOLOGIES, INC.
By:	/s/ CHARLENE A. FRIEDMAN

Name:	Charlene A. Friedman
Title:	Vice President, General Counsel and Secretary

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